Exhibit 99.2

Spherix Releases Update Letter to Shareholders

Company Comments on Recent Multi-Million Dollar License and New Corporate Opportunities

NEW YORK, NY, May 25, 2016 /PRNewswire/ — Spherix Incorporated (Nasdaq: SPEX) — an intellectual property development company committed to the fostering and monetization of intellectual property and the advancement of technology, released a letter to shareholders. The text of the letter is below:

To My Fellow Shareholders:

We continue to make progress on our strategy to monetize our existing assets, generate cash flows and diversify into other sources of equity value and revenue creation.

Our recent May 23, 2016 license agreement was a major milestone for Spherix. The agreement resulted in a cash payment to Spherix of $4.375M and cancellation of 100% of the remaining 381,967 shares of the Company’s outstanding Series H Preferred Stock, which had a total carrying value of $31.89 million at the time the stock was issued to Rockstar Consortium US LP (“Rockstar”).

Importantly, the May 23, 2016 license does not exhaust the value of these assets, but rather reinforces the credibility and strength of our infringement allegations against the entities we’ve identified. The Company’s existing litigations against L3 Communications Inc., TW Telecommunications Inc., Fairpoint Communications Inc., and Uniden will continue in the normal course. Further, the Company, by and through Equitable IP, intends to bring additional new actions against entities that are not currently licensed, and to continue to seek and execute additional and alternative monetization strategies.

As previously reported, our collaborative arrangement with Equitable IP, and its Chairman, Dean Becker (the “Equitable IP Program”) has enabled us to rapidly and cost-effectively initiate three (3) new suits and was an important factor in our recent license agreement. This collaboration will continue to yield benefits as we are able to further leverage our monetization efforts, while substantially lowering our direct costs of those monetization efforts and the costs associated with patent maintenance fees. We believe the net results of the Equitable IP Program will be highly accretive to our financial results.

As referenced in my January 20th shareholder letter, the patent monetization space is shifting and we are pivoting along with it. Moving forward, Spherix is looking to grow and diversify in an effort to attain additional potential revenue streams both within patent monetization and outside this industry. For example, within the patent monetization space, we have established a new program entitled “IP Monetization Support.” Under this program, Spherix will review a limited number of monetization opportunities and if we deem the opportunity sufficiently worthwhile, we will deploy a small amount of our restricted stock to individual patent holders, in exchange for a percentage of that patent holder’s current patent monetization efforts. Under this program, Spherix will not buy or own the patents at issue. Spherix will not be responsible for paying patent maintenance costs and Spherix will not pay any litigation expenses. Moreover, Spherix will not be a party to any monetization litigation or licensing discussions. Rather, our management team will identify licensing opportunities that are near the revenue generating point and then use our resources to help those patent holders achieve short term liquidity. This new program limits the Company’s downside risk, but allows us to potentially achieve large upside profits. Initially, as we develop this program and test its efficacy, the program will be limited in scope and size. Later as we are able to measure results and fine tune the program, we may expand.

In addition, Spherix is actively exploring viable opportunities outside of the patent monetization space. Part of the use of proceeds from this current license agreement may be used to acquire revenue generating opportunities where patent monetization is not the core business model. To date, we have vetted several such ventures and we are in discussions with an exciting, early stage technology company that is already generating revenue. We expect to continue to review these types of opportunities throughout 2016 and to act opportunistically to acquire assets with immediate or near term revenues and significant opportunities for equity value creation for our shareholders.

Looking ahead to the second half of 2016, we are a company that is now well capitalized, with several exciting opportunities for growth. I want to thank each of you for your support and thank you for being a Spherix shareholder.

Sincerely,

Anthony Hayes

Chief Executive Officer

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com